UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 27, 2012

INLAND REAL ESTATE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Maryland (State or Other Jurisdiction of Incorporation)	001-32185 (Commission File Number)	36-3953261 (IRS Employer Identification No.)
2901 Butterfield Road Oak Brook, Illinois 60523 (Address of Principal Executive Offices)
(630) 218-8000 (Registrant’s Telephone Number, Including Area Code)
N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07

Submission of Matters to a Vote of Security Holders.

On June 27, 2012, Inland Real Estate Corporation, a Maryland corporation (the “Company”), held its annual meeting of stockholders.  A total of 89,067,837 shares of the Company’s common stock was outstanding and entitled to vote and the number of shares present in person or by proxy was 80,430,324 representing approximately 90.30% of the outstanding stock entitled to vote at the meeting.

The stockholders elected the seven nominees named below to serve as directors until the next annual meeting of stockholders or as otherwise provided in the Company’s governing documents.  The final results of the election of directors were as follows:

Name	Votes For	Votes Against	Abstentions	Broker Non-Votes

Thomas P. D’Arcy	61,953,483	1,248,262	249,525	16,979,054
Daniel L. Goodwin	61,645,785	1,256,745	548,741	16,979,053
Joel G. Herter	61,853,590	1,346,326	251,354	16,979,054
Heidi N. Lawton	61,855,903	1,341,187	254,181	16,979,053
Thomas H. McAuley	61,576,149	1,621,074	252,858	16,980,243
Thomas R. McWilliams	62,086,022	1,111,106	252,953	16,980,243
Joel D. Simmons	59,742,327	3,432,131	276,812	16,979,054

In addition to electing directors, the stockholders ratified the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.  Stockholders cast 78,316,431 votes for ratifying the appointment and 1,895,020 votes against ratifying the appointment.   Stockholders abstained from casting 218,873 votes, and there were no Broker Non-Votes, on the ratification of the appointment of KPMG LLP.

The stockholders also adopted a non-binding advisory resolution approving our executive compensation.  Stockholders cast 60,828,534 votes for adopting the resolution and 2,031,801 against adopting the resolution.  There were 627,756 abstentions and 16,942,233 Broker Non-Votes regarding this matter.

Finally, the stockholders approved an amendment to the Company's charter to increase the total number of shares of preferred stock that the Company has authority to issue from 6,000,000 to 12,000,000.  Stockholders cast 56,587,426 votes for approving the amendment and 6,304,883 against approving the amendment.  There were 595,781 abstentions and 16,924,234 Broker Non-Votes regarding this matter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INLAND REAL ESTATE CORPORATION

By:	/s/ Mark E. Zalatoris
Name:	Mark E. Zalatoris
Title:	President and Chief Executive Officer

Date:

June 28, 2012